Exhibit 99.1

Ventas Announces Planned Retirement of Peter J. Bulgarelli, EVP, Outpatient Medical & Research and CEO of Lillibridge Healthcare Services

CHICAGO – November 17, 2025 – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) today announced that Peter J. Bulgarelli, Executive Vice President, Outpatient Medical & Research and Chief Executive Officer of Lillibridge Healthcare Services, has informed the Company of his intention to retire on May 1, 2026. Ventas will commence a search process to identify a successor.

“Pete has been instrumental in elevating and driving excellence across our Outpatient Medical & Research and Lillibridge businesses, benefitting the users of our exceptional environments and our shareholders,” said Ventas Chairman & CEO Debra A. Cafaro. “His leadership has helped strengthen our client and partner relationships, expand our competitive advantages and achieve industry-leading tenant satisfaction and retention. Pete has also developed a deep bench of leaders, positioning each of these businesses for growth and success. We appreciate Pete’s continued engagement with the Company to ensure a smooth transition.”

Bulgarelli oversees Ventas’s Outpatient Medical & Research and Triple-Net Leased Healthcare businesses and its wholly-owned property management and leasing subsidiary, Lillibridge Healthcare Services. He joined Ventas in 2018 following a twenty-eight-year career at Jones Lang LaSalle, where he led the real estate firm’s healthcare, life sciences, higher education and public sector businesses.

"It has been a privilege to work alongside such talented and committed colleagues at Ventas and Lillibridge,” said Bulgarelli. “I am immensely proud of what we have achieved together on behalf of our clients and partners, in support of their important missions. As I transition to retirement, I am confident in the outstanding leaders on our team who are focused on serving our clients and taking the business forward to deliver excellence.”

About Ventas

Ventas, Inc. (NYSE: VTR) is a leading S&P 500 real estate investment trust enabling exceptional environments that benefit a large and growing aging population. With approximately 1,400 properties in North America and the United Kingdom, Ventas occupies an essential role in the longevity economy. The Company’s growth is fueled by its more than 850 senior housing communities, which provide valuable services to residents and enable them to thrive in supported environments. Ventas aims to deliver outsized performance by leveraging its operational expertise, data-driven insights from its Ventas OITM platform, extensive relationships and strong financial position. The Ventas portfolio also includes outpatient medical buildings, research centers and healthcare facilities. Ventas’s seasoned team of talented professionals shares a commitment to excellence, integrity and a common purpose of helping people live longer, healthier, happier lives.

Media:

Media@ventasreit.com
(877) 4-VENTAS

Investors:

BJ Grant
(877) 4-VENTAS

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